Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:56 P.M 09/26/2022 FILED 02:56 PM 09/26/2022 SR 20223619871 - File Number 7049734

CERTIFICATE OF INCORPORATION OF SWK Technologies Holdings, Inc. (Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST:	The name of this Corporation: SWK Technologies Holdings, Inc.

SECOND:	The address of its registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

TIDRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of capital stock which the Corporation shall have authority to issue is: 100 shares Common Stock with no par value.

FIFTH:	The name and mailing address of the incorporator is William Zayac, 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this September 26, 2022.

/s/ William Zayac
William Zayac,
Incorporator